EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2018 Second Quarter and Six Month Results

Second Quarter Ended June 30, 2018
Net Loss Per Share - ($0.24)
Non-GAAP Operating Loss Per Share* - ($0.02)
Net Realized Investment Losses and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - ($0.22)
Catastrophe and Storm Losses Per Share - $0.61
GAAP Combined Ratio - 109.8 percent

Six Months Ended June 30, 2018
Net Loss Per Share - ($0.24)
Non-GAAP Operating Income Per Share* - $0.18
Net Realized Investment Losses and Change in Net Unrealized
Investment Gains on Equity Investments Per Share - ($0.42)
Catastrophe and Storm Losses Per Share - $0.78
GAAP Combined Ratio - 107.2 percent

2018 Non-GAAP Operating Income Guidance* of $0.95 to $1.15 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (August 7, 2018) - EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”), today reported a net loss of $5.0 million ($0.24 per share) and a loss and settlement expense ratio of 75.4 percent for the second quarter ended June 30, 2018, compared to net income of $5.5 million ($0.26 per share) and a loss and settlement expense ratio of 71.6 percent for the second quarter of 2017. For the six months ended June 30, 2018, the Company reported a net loss of $5.1 million ($0.24 per share) and a loss and settlement expense ratio of 73.2 percent, compared to net income of $12.3 million ($0.58 per share) and a loss and settlement expense ratio of 69.1 percent for the same period in 2017. Included in the net loss reported for the second quarter and first six months of 2018 are declines of $447,000 and $10.3 million, respectively, in unrealized investment gains on the Company’s equity investments as required by updated accounting guidance adopted by the Company on January 1, 2018. Excluding these amounts, the primary driver of the declines in net income reported for the second quarter and first six months of 2018 is a high level of non-catastrophe losses in the property and casualty insurance segment, partially offset by strong results in the reinsurance segment. Also contributing to the net losses reported for the second quarter and first six months of 2018 are $5.4 million and $952,000, respectively, of pre-tax realized investment losses, compared to $3.4 million and $2.8 million of pre-tax realized investment gains included in net income for the same periods in 2017. The income tax expense/benefit amounts reported for 2018 reflect the new 21 percent federal corporate tax rate, compared to the 35 percent federal corporate tax rate in effect in 2017.

The high level of non-catastrophe losses experienced by the property and casualty insurance segment during the second quarter of 2018 is primarily attributed to the workers’ compensation line of business, and stems from an adjustment made to the first quarter 2018 ultimate loss and settlement expense ratio projection during the second quarter. This was deemed necessary after it became apparent that the ultimate loss and settlement expense ratio established for the first quarter of 2018 needed to be revised due to unanticipated increases in both the frequency and severity of first quarter reported losses as claims emerged during second quarter. The increases in frequency and severity experienced on first quarter reported losses represents a significant departure from recent activity, and management continues to analyze the underlying data to validate the adequacy of the revised ultimate loss and settlement expense ratio established for the first quarter of 2018, and will act on a timely basis if additional revisions are deemed necessary. Based on initial observations, reported losses stemming from second quarter 2018 claims appear to be much lower than what was experienced on first quarter claims.

“Workers’ compensation has been one of our best performing lines of business over the past few years,” stated President and Chief Executive Officer Bruce G. Kelley. “Our loss control services and various loss control programs, such as our select provider and return to work programs, helped mitigate the frequency and severity of losses during the past few years when mandatory rate decreases were being implemented. This resulted in the establishment of relatively stable ultimate loss and settlement expense ratios during those years. When the first quarter 2018 ultimate projection was determined to be inadequate, management responded swiftly and implemented a revised projection.”

Kelley continued, “The commercial auto and personal lines of business continue to under-perform expectations, but we remain committed to the initiatives we are implementing to return those lines of business to profitability.”

“Our reinsurance segment continues to perform well, and has achieved double-digit growth in premiums written during the first half of the year. We will continue to capitalize on opportunities for new business in the marketplace and increase participation on our best accounts whenever possible,” concluded Kelley.

Non-GAAP operating loss, which excludes net realized investment gains/losses and the change in net unrealized investment gains/losses on equity investments from net income/loss, totaled $365,000 ($0.02 per share) for the second quarter of 2018, compared to operating income of $3.3 million ($0.16 per share) for the second quarter of 2017. For the six months ended June 30, 2018, the Company reported non-GAAP operating income of $3.8 million ($0.18 per share), compared to $10.5 million ($0.49 per share) for the same period in 2017.

The Company’s GAAP combined ratio was 109.8 percent in the second quarter of 2018, compared to 105.0 percent in the second quarter of 2017. For the first six months of 2018, the Company’s GAAP combined ratio was 107.2 percent, compared to 103.2 percent in 2017. There was significant disparity by segment as the GAAP combined ratio totaled 115.0 percent and 111.3 percent in the property and casualty insurance segment, compared to 92.2 percent and 93.9 percent in the reinsurance segment for the three and six months ended June 30, 2018, respectively.

On January 1, 2018, the Company adopted updated accounting guidance issued by the FASB which prohibits including components of net periodic pension and postretirement benefit costs/income, other than the service cost component, in any capitalized asset. In conjunction with the adoption of this updated guidance, management elected to report all components of net periodic pension and postretirement benefit income, other than the service cost component, as other income in the consolidated statements of income. The service cost component continues to be reported in other underwriting expenses. This change in reporting was applied retrospectively for comparison purposes and did not impact the net income/loss or non-GAAP operating income amounts reported for the second quarter and first six months of 2018 and 2017, as other income and other underwriting expenses increased by the same amount; however, it did increase the acquisition expense ratios, and therefore the combined ratios, by 1.2 percentage points for the three and six months ended June 30, 2018 and 0.9 percentage points for the three and six months ended June 30, 2017.

Premiums earned increased 5.4 percent and 6.6 percent for the second quarter and first six months of 2018, respectively. In the property and casualty insurance segment, premiums earned increased 4.6 percent and 4.5 percent for the second quarter and first six months of 2018, respectively. These increases reflect small rate level increases on renewal business, an increase in retained policies in the commercial lines of business, and new business in both commercial and personal lines of business. In the reinsurance segment, premiums earned increased 8.3 percent and 14.1 percent for the second quarter and first six months of 2018, respectively. These increases are attributed to increases in participation on existing multi-line contracts, property per risk contracts, and a specialty casualty contract, higher estimated premiums on a large offshore energy contract within the pro rata line of business, and the addition of some new business. This was partially offset by a continued decline in Mutual Re (formerly Mutual Reinsurance Bureau) underwriting association premiums stemming from its withdrawal from non-standard automobile business.

Catastrophe and storm losses totaled $16.7 million ($0.61 per share after tax) and $21.4 million ($0.78 per share after tax) for the second quarter and first six months of 2018, compared to $15.1 million ($0.46 per share after tax) and $28.5 million ($0.87 per share after tax) for the same periods in 2017, respectively. On a segment basis, catastrophe and storm losses for the three and six months ended June 30, 2018, amounted to $15.7 million ($0.57 per share after tax) and $20.0 million ($0.73 per share after tax) in the property and casualty insurance segment, and $1.0 million ($0.04 per share after tax) and $1.4 million ($0.05 per share after tax) in the reinsurance segment, respectively.

No recoveries were made under the property and casualty insurance segment’s intercompany excess of loss reinsurance treaty with Employers Mutual Casualty Company (Employers Mutual) covering the first half of 2018, primarily due to the relatively low amount of catastrophe and storm losses incurred during the first quarter of 2018. Catastrophe and storm losses in the property and casualty insurance segment were capped at $10.2 million in the second quarter of 2017 under the intercompany reinsurance treaty covering the first half of 2017, with $16.0 million of catastrophe and storm losses ceded to Employers Mutual. Because of the cap on 2017 losses, the property and casualty insurance segment reported a higher level of catastrophe and storm losses in the second quarter of 2018 than the second quarter of 2017. This increase was partially offset by a $3.9 million decline in catastrophe and storm losses in the reinsurance segment over the same period.

The Company reported $511,000 ($0.01 per share after tax) and $6.1 million ($0.22 per share after tax) of favorable development on prior years’ reserves during the second quarter and first six months of 2018, respectively, compared to $1.7 million ($0.05 per share after tax) of adverse development and $13.2 million ($0.40 per share after tax) of favorable development for the same periods in 2017. The favorable development reported for the second quarter of 2018 occurred in the property and casualty insurance segment, but was partially offset by adverse development in the reinsurance segment. In the property and casualty insurance segment, favorable development totaled $3.2 million in the second quarter of 2018, compared to $850,000 in 2017. The majority of this favorable development occurred in the commercial liability line of business, reflecting reductions in the ultimate loss ratios for several accident years due to declines in expected frequency and/or severity. This favorable development was partially offset by adverse development in the workers’ compensation line of business, as the severity assumption for several prior accident years (mainly 2017) was revised upwards. Included in the development amounts reported for the second quarter and first six months of 2017 are $1.8 million and $4.5 million, respectively, of adverse development in the property and casualty insurance segment stemming from the settlement of claims for past and future legal fees and losses on a multi-year asbestos exposure associated with a former insured. In the reinsurance segment, adverse development totaled $2.6 million in the second quarters of both 2018 and 2017.

Net investment income increased 5.4 percent and 4.4 percent to $11.8 million and $23.1 million for the second quarter and first six months of 2018, from $11.2 million and $22.2 million for the same periods in 2017, respectively. These increases are primarily attributed to growth in the fixed maturity portfolio and higher interest rates.

The pre-tax realized investment losses of $5.4 million and $952,000 reported for the second quarter and first six months of 2018 include a pre-tax realized investment loss of $1.7 million and a pre-tax realized investment gain of $78,000, respectively, generated from changes in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy). Pre-tax realized investment gains of $3.4 million and $2.8 million for the second quarter and first six months of 2017 include $1.3 million and $3.6 million, respectively, of pre-tax realized investment losses attributed to a decline in the carrying value of this limited partnership.

Other income totaled $2.8 million and $4.4 million in the second quarter and first six months of 2018, respectively, and includes $1.9 million and $3.7 million of net periodic pension and postretirement benefit income, and $678,000 and $242,000 of foreign currency exchange gains. In the second quarter and first six months of 2017, other income totaled $1.0 million and $1.9 million, respectively, and includes $1.3 million and $2.6 million of net periodic pension and postretirement benefit income, and $529,000 and $1.1 million of foreign currency exchange losses.

At June 30, 2018, consolidated assets totaled $1.7 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $568.1 million, a decrease of 5.9 percent from December 31, 2017. Book value of the Company’s common stock decreased 6.2 percent to $26.39 per share from $28.14 per share at December 31, 2017, primarily due to a decline in unrealized investment gains on the fixed maturity portfolio attributable to an increase in interest rates during the quarter, and the $0.22 per share quarterly dividend paid to stockholders.

During the second quarter of 2018, approximately $652,000 was used to repurchase 25,300 shares of the Company’s common stock under its stock repurchase program. Approximately $14.0 million remains under this program. The amount and timing of stock repurchases depends on several factors, including, but not limited to, general market conditions, the economic environment and the rate of return that can be achieved through the repurchase of stock compared to other alternatives.

On July 26, 2018, management announced that, based on actual results for the first six month of 2018 and projections for the remainder of the year, it was revising its 2018 non-GAAP operating income guidance from the previous range of $1.10 to $1.30 per share to a range of $0.95 to $1.15 per share. This guidance is based on a projected GAAP combined ratio of 103.6 percent for the year and investment income growth in the low-single digits. The load for catastrophe and storm losses was reduced to 7.7 percentage points from the previous expectation of 9.0 percentage points; however, the 1.3 percentage point decline in the load for catastrophe and storm losses was offset by an increase in the amount of non-catastrophe losses expected in the property and casualty insurance segment.

The Company will hold an earnings conference call at noon Eastern time on Tuesday, August 7, 2018, to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the second quarter, as well as its expectations for the remainder of 2018. Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Members of the news media, investors and the general public are invited to access a live webcast of the earnings conference call via the Company’s investor relations page at investors.emcins.com. The webcast will be archived and available for replay for approximately 90 days following the earnings conference call. A transcript will be available on the Company’s website shortly after the completion of the earnings conference call.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual. EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the federal corporate tax rate;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with GAAP. Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses and, beginning in 2018, the change in net unrealized investment gains/losses on equity investments from net income/loss. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations. Prior to 2018, investments in equity investments were classified as available-for-sale and changes in unrealized investment gains/losses on equity investments were recognized in other comprehensive income. Effective January 1, 2018, the Company adopted the updated financial instruments guidance issued by the FASB, which requires changes in the unrealized investment gains/losses on equity investments to be recognized in net income/loss rather than other comprehensive income. Changes in unrealized investment gains/losses on equity investments are not predictable due to changing market conditions and are therefore also excluded from the calculation of non-GAAP operating income.

Management’s operating income guidance is also considered a non-GAAP financial measure. For the reasons noted above, management is unable to accurately project the amount of net income/loss that will result from realized investment gains/losses and changes in the unrealized investment gains/losses on equity investments, and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income/loss.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(4,995)	$5,504	$(5,071)	$12,308
Realized investment (gains) losses	5,413	(3,387)	952	(2,760)
Change in unrealized investment gains on equity investments	447	XXX	10,301	XXX
Income tax expense (benefit)	(1,230)	1,185	(2,363)	966
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	4,630	(2,202)	8,890	(1,794)
Non-GAAP operating income (loss)	$(365)	$3,302	$3,819	$10,514

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income (loss)	$(0.24)	$0.26	$(0.24)	$0.58
Realized investment (gains) losses	0.25	(0.16)	0.04	(0.13)
Change in unrealized investment gains on equity investments	0.02	XXX	0.48	XXX
Income tax expense (benefit)	(0.05)	0.06	(0.10)	0.04
Net realized investment (gains) losses and, beginning in 2018, change in net unrealized investment gains on equity investments	0.22	(0.10)	0.42	(0.09)
Non-GAAP operating income (loss)	$(0.02)	$0.16	$0.18	$0.49

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the

Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Loss and settlement expense ratio	77.6%	70.2%	74.0%	68.3%
Catastrophe and storm losses	(12.9)%	(8.8)%	(8.3)%	(8.7)%
Favorable development on prior years' reserves	2.6%	0.7%	2.2%	4.1%
Underlying loss and settlement expense ratio	67.3%	62.1%	67.9%	63.7%

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended June 30, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$121,495	$36,451	$—	$157,946
Investment income, net	8,410	3,360	8	11,778
Other income	2,095	678	—	2,773
	132,000	40,489	8	172,497
Losses and expenses:
Losses and settlement expenses	94,255	24,836	—	119,091
Dividends to policyholders	2,386	—	—	2,386
Amortization of deferred policy acquisition costs	21,173	8,256	—	29,429
Other underwriting expenses	21,944	507	—	22,451
Interest expense	171	—	—	171
Other expenses	244	—	587	831
	140,173	33,599	587	174,359
Operating income (loss) before income taxes	(8,173)	6,890	(579)	(1,862)
Net realized investment gains (losses) and change in unrealized investment gains on equity investments	(4,692)	(1,168)	—	(5,860)
Income (loss) before income taxes	(12,865)	5,722	(579)	(7,722)
Income tax expense (benefit):
Current	(4,219)	1,081	(173)	(3,311)
Deferred	496	36	52	584
	(3,723)	1,117	(121)	(2,727)
Net income (loss)	$(9,142)	$4,605	$(458)	$(4,995)
Average shares outstanding				21,529,727
Per Share Data:
Net income (loss) per share - basic and diluted	$(0.43)	$0.21	$(0.02)	$(0.24)
Catastrophe and storm losses (after tax)	$0.57	$0.04	$—	$0.61
Favorable (adverse) development on prior years' reserves (after tax)	$0.11	$(0.10)	$—	$0.01
Dividends per share				$0.22
Other Information of Interest:
Premiums written	$131,201	$31,911	$—	$163,112
Catastrophe and storm losses	$15,707	$1,003	$—	$16,710
(Favorable) adverse development on prior years' reserves	$(3,151)	$2,640	$—	$(511)
GAAP Ratios:
Loss and settlement expense ratio	77.6%	68.1%	—	75.4%
Acquisition expense ratio	37.4%	24.1%	—	34.4%
Combined ratio	115.0%	92.2%	—	109.8%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended June 30, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$116,187	$33,650	$—	$149,837
Investment income, net	7,958	3,201	12	11,171
Other income (loss)[1]	1,559	(528)	—	1,031
	125,704	36,323	12	162,039
Losses and expenses:
Losses and settlement expenses	81,508	25,720	—	107,228
Dividends to policyholders	2,416	—	—	2,416
Amortization of deferred policy acquisition costs	19,618	7,915	—	27,533
Other underwriting expenses[1]	19,531	602	—	20,133
Interest expense	85	—	—	85
Other expenses	231	—	571	802
	123,389	34,237	571	158,197
Operating income (loss) before income taxes	2,315	2,086	(559)	3,842
Realized investment gains (losses)	3,738	(351)	—	3,387
Income (loss) before income taxes	6,053	1,735	(559)	7,229
Income tax expense (benefit):
Current	1,646	684	(261)	2,069
Deferred	(88)	(322)	66	(344)
	1,558	362	(195)	1,725
Net income (loss)	$4,495	$1,373	$(364)	$5,504
Average shares outstanding				21,276,627
Per Share Data:
Net income (loss) per share - basic and diluted	$0.21	$0.06	$(0.01)	$0.26
Catastrophe and storm losses (after tax)	$0.31	$0.15	$—	$0.46
Favorable (adverse) development on prior years' reserves (after tax)	$0.03	$(0.08)	$—	$(0.05)
Dividends per share				$0.21
Other Information of Interest:
Premiums written	$126,591	$28,554	$—	$155,145
Catastrophe and storm losses	$10,214	$4,909	$—	$15,123
(Favorable) adverse development on prior years' reserves	$(850)	$2,557	$—	$1,707
GAAP Ratios:
Loss and settlement expense ratio	70.2%	76.4%	—	71.6%
Acquisition expense ratio[1]	35.7%	25.3%	—	33.4%
Combined ratio[1]	105.9%	101.7%	—	105.0%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Six months ended June 30, 2018	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$240,127	$73,605	$—	$313,732
Investment income, net	16,558	6,578	13	23,149
Other income	4,146	242	—	4,388
	260,831	80,425	13	341,269
Losses and expenses:
Losses and settlement expenses	177,756	51,963	—	229,719
Dividends to policyholders	4,506	—	—	4,506
Amortization of deferred policy acquisition costs	40,472	16,249	—	56,721
Other underwriting expenses	44,430	876	—	45,306
Interest expense	313	—	—	313
Other expenses	477	—	1,224	1,701
	267,954	69,088	1,224	338,266
Operating income (loss) before income taxes	(7,123)	11,337	(1,211)	3,003
Net realized investment gains (losses) and change in unrealized investment gains on equity investments	(7,985)	(3,268)	—	(11,253)
Income (loss) before income taxes	(15,108)	8,069	(1,211)	(8,250)
Income tax expense (benefit):
Current	(4,121)	2,310	(294)	(2,105)
Deferred	(336)	(778)	40	(1,074)
	(4,457)	1,532	(254)	(3,179)
Net income (loss)	$(10,651)	$6,537	$(957)	$(5,071)
Average shares outstanding				21,515,812
Per Share Data:
Net income (loss) per share - basic and diluted	$(0.50)	$0.30	$(0.04)	$(0.24)
Catastrophe and storm losses (after tax)	$0.73	$0.05	$—	$0.78
Favorable development on prior years' reserves (after tax)	$0.19	$0.03	$—	$0.22
Dividends per share				$0.44
Book value per share				$26.39
Effective tax rate				38.5%
Annualized net income as a percent of beg. SH equity				(1.7)%
Other Information of Interest:
Premiums written	$251,470	$69,714	$—	$321,184
Catastrophe and storm losses	$19,967	$1,399	$—	$21,366
Favorable development on prior years' reserves	$(5,286)	$(801)	$—	$(6,087)
GAAP Ratios:
Loss and settlement expense ratio	74.0%	70.6%	—	73.2%
Acquisition expense ratio	37.3%	23.3%	—	34.0%
Combined ratio	111.3%	93.9%	—	107.2%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Six months ended June 30, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$229,835	$64,489	$—	$294,324
Investment income, net	15,973	6,184	21	22,178
Other income (loss)[1]	3,000	(1,099)	—	1,901
	248,808	69,574	21	318,403
Losses and expenses:
Losses and settlement expenses	157,028	46,485	—	203,513
Dividends to policyholders	5,138	—	—	5,138
Amortization of deferred policy acquisition costs	39,695	14,649	—	54,344
Other underwriting expenses[1]	39,741	1,026	—	40,767
Interest expense	169	—	—	169
Other expenses	410	—	1,153	1,563
	242,181	62,160	1,153	305,494
Operating income (loss) before income taxes	6,627	7,414	(1,132)	12,909
Realized investment gains (losses)	3,141	(381)	—	2,760
Income (loss) before income taxes	9,768	7,033	(1,132)	15,669
Income tax expense (benefit):
Current	2,137	2,429	(451)	4,115
Deferred	(258)	(551)	55	(754)
	1,879	1,878	(396)	3,361
Net income (loss)	$7,889	$5,155	$(736)	$12,308
Average shares outstanding				21,265,529
Per Share Data:
Net income (loss) per share - basic and diluted	$0.37	$0.24	$(0.03)	$0.58
Catastrophe and storm losses (after tax)	$0.61	$0.26	$—	$0.87
Favorable development on prior years' reserves (after tax)	$0.28	$0.12	$—	$0.40
Dividends per share				$0.42
Book value per share				$26.84
Effective tax rate				21.4%
Annualized net income as a percent of beg. SH equity				4.5%
Other Information of Interest:
Premiums written	$241,198	$58,822	$—	$300,020
Catastrophe and storm losses	$20,000	$8,497	$—	$28,497
Favorable development on prior years' reserves	$(9,313)	$(3,884)	$—	$(13,197)
GAAP Ratios:
Loss and settlement expense ratio	68.3%	72.1%	—	69.1%
Acquisition expense ratio[1]	36.8%	24.3%	—	34.1%
Combined ratio[1]	105.1%	96.4%	—	103.2%

[1]Amounts for other income (loss), other underwriting expenses and the acquisition expense and combined ratios are restated for new accounting guidance for the reporting of retirement benefit expenses that became effective January 1, 2018.

CONSOLIDATED BALANCE SHEETS
	June 30, 2018	December 31, 2017
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,247,717 and $1,253,166)	$1,241,699	$1,275,016
Equity investments, at fair value (cost $148,866 and $144,274)	222,397	228,115
Equity investments, at alternative measurement of cost less impairments	3,200	—
Other long-term investments	16,654	13,648
Short-term investments	23,447	23,613
Total investments	1,507,397	1,540,392

Cash	259	347
Reinsurance receivables due from affiliate	31,929	31,650
Prepaid reinsurance premiums due from affiliate	14,376	12,789
Deferred policy acquisition costs (affiliated $43,634 and $40,848)	43,861	41,114
Prepaid pension and postretirement benefits due from affiliate	22,274	20,683
Accrued investment income	10,424	11,286
Amounts receivable under reverse repurchase agreements	16,500	16,500
Accounts receivable	1,700	1,604
Income taxes recoverable	5,116	—
Goodwill	942	942
Other assets (affiliated $3,943 and $4,423)	4,530	4,633
Total assets	$1,659,308	$1,681,940

LIABILITIES
Losses and settlement expenses (affiliated $752,852 and $726,413)	$756,869	$732,612
Unearned premiums (affiliated $265,491 and $256,434)	266,500	257,797
Other policyholders' funds (all affiliated)	8,027	10,013
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	588	367
Pension benefits payable to affiliate	4,034	4,185
Income taxes payable	—	544
Deferred income taxes	7,807	15,020
Other liabilities (affiliated $21,991 and $27,520)	22,416	32,556
Total liabilities	1,091,241	1,078,094

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,526,346 shares in 2018 and 21,455,545 shares in 2017	21,526	21,455
Additional paid-in capital	126,308	124,556
Accumulated other comprehensive income (loss)	(5,944)	83,384
Retained earnings	426,177	374,451
Total stockholders' equity	568,067	603,846
Total liabilities and stockholders' equity	$1,659,308	$1,681,940

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended June 30,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$31,660	$26,717	84.4%	$29,014	$23,744	81.8%
Property	27,196	23,529	86.5%	26,069	17,949	68.9%
Workers' compensation	25,229	22,513	89.2%	25,343	16,291	64.3%
Other liability	25,591	11,971	46.8%	24,254	14,319	59.0%
Other	2,228	125	5.6%	2,197	423	19.2%
Total commercial lines	111,904	84,855	75.8%	106,877	72,726	68.0%

Personal lines	9,591	9,400	98.0%	9,310	8,782	94.3%
Total property and casualty insurance	$121,495	$94,255	77.6%	$116,187	$81,508	70.2%

Reinsurance
Pro rata reinsurance	$10,070	$5,116	50.8%	$12,016	$7,674	63.9%
Excess of loss reinsurance	26,381	19,720	74.8%	21,634	18,046	83.4%
Total reinsurance	$36,451	$24,836	68.1%	$33,650	$25,720	76.4%

Consolidated	$157,946	$119,091	75.4%	$149,837	$107,228	71.6%

	Six months ended June 30,
	2018			2017
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$62,304	$53,173	85.3%	$57,046	$50,633	88.8%
Property	53,788	42,252	78.6%	51,571	35,488	68.8%
Workers' compensation	50,131	35,044	69.9%	50,046	30,065	60.1%
Other liability	50,553	29,672	58.7%	48,382	25,031	51.7%
Other	4,414	619	14.0%	4,306	330	7.7%
Total commercial lines	221,190	160,760	72.7%	211,351	141,547	67.0%

Personal lines	18,937	16,996	89.7%	18,484	15,481	83.8%
Total property and casualty insurance	$240,127	$177,756	74.0%	$229,835	$157,028	68.3%

Reinsurance
Pro rata reinsurance	$23,143	$9,781	42.3%	$22,451	$13,820	61.6%
Excess of loss reinsurance	50,462	42,182	83.6%	42,038	32,665	77.7%
Total reinsurance	$73,605	$51,963	70.6%	$64,489	$46,485	72.1%

Consolidated	$313,732	$229,719	73.2%	$294,324	$203,513	69.1%

PREMIUMS WRITTEN
	Three months ended June 30, 2018		Three months ended June 30, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$36,977	22.7%	$34,645	22.3%	6.7%
Property	30,326	18.5%	28,525	18.4%	6.3%
Workers' compensation	22,781	14.0%	23,680	15.3%	(3.8)%
Other liability	27,881	17.1%	27,078	17.4%	3.0%
Other	2,713	1.7%	2,414	1.6%	12.4%
Total commercial lines	120,678	74.0%	116,342	75.0%	3.7%

Personal lines	10,523	6.4%	10,249	6.6%	2.7%
Total property and casualty insurance	$131,201	80.4%	$126,591	81.6%	3.6%

Reinsurance
Pro rata reinsurance	$10,138	6.2%	$10,813	7.0%	(6.2)%
Excess of loss reinsurance	21,773	13.4%	17,741	11.4%	22.7%
Total reinsurance	$31,911	19.6%	$28,554	18.4%	11.8%

Consolidated	$163,112	100.0%	$155,145	100.0%	5.1%

	Six months ended June 30, 2018		Six months ended June 30, 2017
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$69,933	21.8%	$65,081	21.7%	7.5%
Property	57,053	17.8%	53,867	18.0%	5.9%
Workers' compensation	45,366	14.1%	46,759	15.6%	(3.0)%
Other liability	54,606	17.0%	52,005	17.3%	5.0%
Other	4,907	1.5%	4,697	1.5%	4.5%
Total commercial lines	231,865	72.2%	222,409	74.1%	4.3%

Personal lines	19,605	6.1%	18,789	6.3%	4.3%
Total property and casualty insurance	$251,470	78.3%	$241,198	80.4%	4.3%

Reinsurance
Pro rata reinsurance	$21,827	6.8%	$19,505	6.5%	11.9%
Excess of loss reinsurance	47,887	14.9%	39,317	13.1%	21.8%
Total reinsurance	$69,714	21.7%	$58,822	19.6%	18.5%

Consolidated	$321,184	100.0%	$300,020	100.0%	7.1%

Contacts
Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com